 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant To Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. __ )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

GLACIER BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

GLACIER BANCORP, INC.
49 Commons Loop
Kalispell, Montana 59901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 30, 2014
9:00 a.m. Mountain Time

To the Shareholders of Glacier Bancorp, Inc.:

We cordially invite you to attend the 2014 Annual Meeting of Shareholders of Glacier Bancorp, Inc. (the “Annual Meeting”) at The Hilton Garden Inn, 1840 Highway 93 South, Kalispell, Montana. The meeting’s purpose is to vote on the following proposals, together with any other business that may properly come before the meeting:

1.	To elect nine directors to serve on the board of directors (the “Board”) until the 2015 annual meeting of shareholders.

2.	To vote on an advisory (non-binding) resolution to approve the compensation of Glacier Bancorp, Inc.’s executive officers.

3.	To ratify the appointment of BKD, LLP as Glacier Bancorp, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

4.	To transact such other matters as may properly come before the meeting or any adjournments or postponements.

If you were a shareholder of record on March 3, 2014, you may vote on the proposals presented at the Annual Meeting in person or by proxy. We encourage you to promptly complete and return the enclosed proxy card, phone in your vote, or vote via the internet in order to ensure that your shares will be represented and voted at the meeting in accordance with your instructions. If you attend the meeting in person, you may withdraw your proxy and vote your shares.

Further information regarding voting rights and the business to be transacted at the Annual Meeting is included in the accompanying Proxy Statement. The directors, officers, and employees who serve you genuinely appreciate your continued interest and support as a shareholder in the affairs of Glacier Bancorp, Inc. and in its growth and development.

March 24, 2014	BY ORDER OF THE BOARD OF DIRECTORS
LeeAnn Wardinsky, Secretary

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the Annual Meeting, please sign and date your Proxy Card and return it in the enclosed postage prepaid envelope, phone in your vote, or vote via the internet. You do not need to retain the proxy in order to be admitted to the Annual Meeting. If you attend the Annual Meeting, you may vote either in person or by proxy. You may revoke any proxy that you have given either in writing or in person at any time prior to the proxy’s exercise.

i

PROPOSAL NO. 2 ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION	35
AUDITORS	35
Fees Paid to Independent Registered Public Accounting Firm	35
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors	36
PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	38
COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS	38
TRANSACTIONS WITH MANAGEMENT	38
Certain Transactions	38
Accounting Fees Paid to Affiliate of Director	39
OTHER BUSINESS	39
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS	39
Shareholder Proposals	39
Director Nominations	39
Copy of Bylaw Provisions	40
ANNUAL REPORT TO SHAREHOLDERS	40
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS	40

ii

GLACIER BANCORP, INC.
49 Commons Loop
Kalispell, Montana 59901
(406) 756-4200

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting:

A copy of this Proxy Statement and the Annual Report to Shareholders (the “Annual Report”) for the year ended December 31, 2013, which includes the Form 10-K (“Form 10-K”), are available at www.glacierbancorp.com.

INFORMATION ABOUT THE MEETING

Meeting Information. This Proxy Statement (the “Proxy Statement”) and the accompanying proxy are being sent to shareholders on or about March 24, 2014, for use in connection with the Annual Meeting of Glacier Bancorp, Inc. (the “Company” or “Glacier”) to be held on Wednesday, April 30, 2014 at 9:00 a.m. Mountain Time. In this Proxy Statement, the terms “we,” “us” and “our” refer to Glacier Bancorp, Inc.

Solicitation of Proxies. Our Board is soliciting shareholder proxies, and we will pay the associated costs. Solicitation may be made by our directors and officers and by our banking subsidiary, Glacier Bank (“Glacier Bank”), or by the directors and officers of the Glacier Bank divisions, operating under the following names.

• Mountain West Bank (Coeur d’Alene)	• Valley Bank of Helena
• First Security Bank of Missoula	• Big Sky Western Bank (Bozeman)
• Western Security Bank (Billings)	• First State Bank (Wheatland)
• 1st Bank (Evanston)	• Citizens Community Bank (Pocatello)
• First Bank of Wyoming (Powell)	• First Bank of Montana (Lewistown)
• North Cascades Bank (Chelan)	• Bank of the San Juans (Durango)

We do not expect to engage an outside proxy solicitation firm to render proxy solicitation services. However, if we do, we will pay a fee for such services. Solicitation may be made through the mail or by telephone, facsimile, or personal interview.

Record Date. If you were a shareholder on March 3, 2014 (the “Record Date”), you are entitled to vote at the Annual Meeting. There were approximately 74,464,666 shares of common stock outstanding on the Record Date.

Quorum. The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes (as defined below) are counted as present for the purpose of determining the presence of a quorum.

Voting on Matters Presented

Proposal No. 1 - Election of Directors. The nine director nominees who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast FOR or WITHHELD from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

As described below under “Corporate Governance - Majority Voting Policy,” in September 2011, the Company adopted a Majority Voting Policy (the “Majority Voting Policy”). As a requirement of nomination, each director nominee of the Company is required to submit an irrevocable resignation as a director of the Company. The Company has such a letter on file from each 2014 director nominee. If any such director nominee receives more WITHHELD votes than FOR votes in an uncontested election of directors, his or her resignation will be considered by the Company’s Nominating / Corporate Governance Committee (the “Nominating Committee”) and the Board.

Proposal No. 2 - Advisory (Non-Binding) Vote on Executive Compensation. The affirmative vote FOR by a majority of those shares present in person or by proxy and voting on this matter is required to approve the advisory (non-binding) resolution on the compensation of the Company’s executive officers. You may vote FOR, AGAINST or ABSTAIN from approving the advisory (non-binding) resolution on executive compensation. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Proposal No. 3 - Ratification of Independent Registered Public Accounting Firm. The proposal to ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm (the “independent auditors”) for the fiscal year ending December 31, 2014 will be adopted if a majority of the votes present and entitled to vote are cast FOR the proposal. You may vote FOR, AGAINST or ABSTAIN from approving the proposal. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Voting of Proxies. Shares represented by properly executed proxies that are received prior to the deadline for submitting proxies and that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the proxy will vote the shares represented by the proxy FOR the director nominees listed in this Proxy Statement, FOR the advisory (non-binding) resolution to approve the compensation of the Company’s executive officers and FOR the ratification of the appointment of the independent registered public accounting firm. Any proxy given by a shareholder may be revoked before its exercise by:

•	giving notice to us in writing;

•	delivering to us a subsequently dated proxy; or

•	notifying us at the Annual Meeting before the shareholder vote is taken.

Voting of Proxies by Shareholders of Record and by Beneficial Owners. A significant percentage of Glacier shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some differences between the two types of ownership.

Shareholders of Record. If your shares are registered directly in your name with Glacier’s transfer agent, American Stock Transfer, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you directly by Glacier. As the shareholder of record, you have the right to grant your voting proxy directly to Glacier or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.

Brokers cannot vote on behalf of beneficial owners on “non-routine” proposals (known as broker non-votes). Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares.

If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the ratification of the appointment of the independent registered public accounting firm only. If no instructions are given with respect to the election of directors or approval of the (non-binding) resolution on executive compensation, your broker cannot vote your shares on these proposals.

Voting in Person at the Annual Meeting

Shareholders of Record. Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial Owner. Shares held in street name may be voted in person by you only if you bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the Record Date.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information regarding each of the nominees is provided below, including each nominee’s name, age as of January 31, 2014, principal occupation, public company directorships during the past five years, and the year first elected or appointed as a director of Glacier. All of the nominees are presently directors of Glacier and Glacier Bank. Certain of the directors also served as directors of Glacier’s other bank subsidiaries prior to Glacier’s consolidation of its bank subsidiaries with and into Glacier Bank which occurred in April 2012. Information regarding the amount and nature of each nominee’s ownership of Glacier common stock is provided under the caption “Security Ownership of Certain Beneficial Owners and Management.”

The Board of the Company is currently comprised of eleven members. The Company’s Amended and Restated Articles of Incorporation provide that the number of directors shall be determined by a vote of the majority of the Board and shall be no fewer than seven and no more than seventeen. This year, the Nominating Committee has identified nine director nominees, and the Board has set the number of directors at nine.

Two of Glacier’s current directors, Mr. L. Peter Larson and Mr. Everit A. Sliter, have informed the Company that they will retire from the Board following the Annual Meeting and will not stand for reelection. Glacier extends its sincere gratitude to Mr. Larson for his nearly 30 years of service and to Mr. Sliter for his 41 years of service to the Company.

Michael J. Blodnick, 61, was appointed to the Board in 1993. He is a graduate of the University of Montana, the Pacific Coast Banking School and the Sheshunoff Professional Master of Banking School. He has broad experience having worked in all aspects of banking during his career. Mr. Blodnick has been employed by the Company or Glacier Bank since 1978. He served as the Secretary of the Company in 1993 and was appointed Executive Vice President in 1994. In July of 1998, he was appointed President and CEO of Glacier. Mr. Blodnick brings leadership skills, his long career in the banking industry, and his 35-year tenure at Glacier, which enable him to advise the Board in its deliberations on a wide variety of topics.

Sherry L. Cladouhos, 58, was appointed to the Glacier Board in October 2010 and has served as the Chairman of the Compliance Committee (the “Compliance Committee”) since May 2013. She was employed by Blue Cross Blue Shield Montana for 36 years and served in a variety of leadership and executive roles, including Director of Customer Service and Administration, Vice President of Member Services and Support, Senior Vice President of Marketing and Operations, Co-Chief Operating Officer, and in 2005 was named President and CEO. She was responsible for the overall strategic direction of the company and worked with others to provide affordable healthcare coverage to Montanans. Ms. Cladouhos is a Certified Health Insurance Executive and is a graduate of the Berkeley Healthcare Executive Program. Ms. Cladouhos also served on the boards of numerous business and community-related organizations and is past Chairman of the Montana Chamber of Commerce. Currently, she serves on the Montana Chamber of Commerce Foundation. Ms. Cladouhos brings extensive experience in executive-level leadership and strategic business decision making to the Board.

James M. English, 69, was appointed to the Glacier Board in February 2004 and has served as Chairman of the Nominating Committee since July 2013. He also served as a Director of the Company’s former subsidiary, Mountain West Bank of Coeur d’Alene, Idaho, from 1996 until the consolidation of Glacier’s bank subsidiaries in 2012. He earned a BS Degree in Finance and then a Law Degree from the University of Idaho. From 1996 to 2000, Mr. English served as the President and Chief Operating Officer for Idaho Forest Industries, Inc., a lumber manufacturing, real estate development and building products retail sales company. Mr. English has been an attorney in limited private practice as a sole practitioner of the English Law Firm in Hayden, Idaho since 2000. He is a partner in Great Sky Development of Boise, Idaho, and serves on the board of Bennett Industries, Inc. Mr. English brings experience and expertise to the Board based on a legal career of over 40 years and experience as a business executive.

Allen J. Fetscher, 68, was appointed to the Glacier Board in December 1996 and has served as the Chairman of the Compensation Committee (the “Compensation Committee”) since 2002. He also served as the Vice-Chairman of Glacier’s former subsidiary, First Security Bank, until the consolidation of Glacier’s bank subsidiaries in 2012 and also served as its Chairman from its beginning in 1993 through its merger with the Company in 1996 until his resignation from the office in 2008. Mr. Fetscher received a BS degree in Business Administration from the University of Montana in 1968. He is the President of Fetscher’s, Inc., an investment and real estate development company. He is also the Vice President of American Public Land Exchange Co., Inc. and the owner of Associated Agency, a company involved in real estate. Mr. Fetscher has been in the real estate development business since 1970. For over 40 years, he has developed subdivisions, office buildings, apartment complexes and mixed-use developments, primarily in Montana. Mr. Fetscher brings extensive knowledge of local and regional real estate markets and development to the Board.

Annie M. Goodwin, 55, was appointed to the Glacier Board in June 2012 and has served as the Chairman of the Risk Oversight Committee (the “Risk Oversight Committee”) since July 2012. Ms. Goodwin is an attorney in Helena, Montana and is the principal of the Goodwin Law Office, L.L.C. She practices banking and regulatory law. She served as Montana’s Commissioner of Banking and Financial Institutions from 2001 to 2010, as chief legal counsel with the Montana Banking and Financial Institutions Division and Department of Commerce from 1988 to 2001 and worked in private practice prior to that time. Ms. Goodwin earned her BS in nursing from Carroll College and worked as a registered nurse before going on to earn her Juris Doctor from the University of Montana Law School in 1984. She continued her legal education at Hastings College of Law, George Mason University of Law in the Banking Law Section, and she completed the FDIC Bank Examination School for Attorneys. Ms. Goodwin is active in local and trade associations and was appointed to the Commission on Character and Fitness of Attorney Admissions to State Bar of the Montana Supreme Court where she has served as the Chairman since 1988. Ms. Goodwin brings to the Board her expertise and knowledge gained in her role as Commissioner where she had regulatory oversight over the financial institutions in Montana.

Dallas I. Herron, 69, was appointed to the Glacier Board in June 2008 and has served as its Chairman since the 2013 annual meeting. Prior to his appointment to the Glacier Board in 2008, Mr. Herron was a director of Glacier Bank and served from 1998 through 2008. He received his BS degree in Aeronautical Engineering from Northrop University in 1966. Mr. Herron has worked in the oil industry for over 40 years and is the CEO of CityServiceValcon, LLC, which markets petroleum products in Montana, Idaho, Washington, and ten other states. He is a past president of the Western Petroleum Marketing Association, a seven-state trade association. He serves on Chevron’s Western U.S. Advisory Council and ExxonMobil’s regional council. He has also served as Senior Director of the Petroleum Marketer Association of America. Mr. Herron is active in the community and in the forest products and transportation industries. As Glacier Bank becomes more involved in the energy business, Mr. Herron brings to the Board over 30 years of experience as a business executive in the energy sector, which is also a regulated business.

Craig A. Langel, 63, was appointed to the Glacier Board in December 2005 and has served as Chairman of the Audit Committee (the “Audit Committee”) since 2009. Mr. Langel received his education at Montana State University graduating with a BS degree in Accounting in 1973. He received his CPA license in 1974. Mr. Langel has served the accounting profession for 40 years and is a Certified Public Accountant accredited in Business Valuation and a Certified Valuation Analyst. He is president and shareholder of Langel & Associates, P.C., providing consulting and tax services throughout the United States. In addition, Mr. Langel is the owner and CEO of CLC Restaurants, Inc., which owns and operates Taco Bell and KFC restaurants in Montana, Idaho, and Washington and is a part owner of Mustard Seed Restaurants. Mr. Langel served as a director of Glacier’s former subsidiary First Security Bank from 1984 to 2005 and was re-elected to the board in February 2009, serving until the consolidation of Glacier’s bank subsidiaries in 2012. He also serves on the boards of directors of two non-profit organizations. With a career of over 40 years as a Certified Public Accountant, Mr. Langel brings extensive financial acumen to the Board, in addition to his experience as a business owner and executive.

Douglas J. McBride, 61, was appointed to the Glacier Board in September 2006. Dr. McBride has been an optometrist in Billings for over 30 years. He received his BA at Linfield College and his OD at the Illinois College of Optometry in 1978. Dr. McBride is a former President of the Montana State Board of Examiners for Optometry, of which he has been a member since 1993. He is also the former chairman of the Advisory Board for TLC Laser Eye Center in Billings and is the current administrator for the State of Montana for Vision Source, an optometric franchise. He is a past President of the Montana Optometric Association. Dr. McBride also served as a director of the Company’s former subsidiary Western Security Bank, serving from 2003 until the consolidation of Glacier’s bank subsidiaries in 2012.

Dr. McBride’s expertise in the healthcare community is valuable to the Board and allows him to provide insight into the Company’s healthcare and medical benefit issues, as well as the healthcare industry in general.

John W. Murdoch, 71, was appointed to the Glacier Board in September 2005. Mr. Murdoch graduated from Doane College with a BA degree in 1964. He worked in the ranch and home supply industry for over 40 years. Since 1994, he has been an owner of Murdoch’s Ranch & Home Supply, LLC, a ranch and home retail operation, and served as its President from its founding until 2006 when he sold a majority ownership to key employees. As President, he coordinated the efforts required to run a 1,700 employee, multi-location, multi-state retail operation including the oversight of purchasing, marketing, human resources, distribution and accounting. Mr. Murdoch served as a director of the Company’s former subsidiary Big Sky Western Bank from December 2002 to February 2010, and he served on the Montana State University Foundation board in 2009 and 2010. He currently serves as a director for Bozeman Deaconess Hospital. Mr. Murdoch was also President of Mid-States Distributing Co., Inc. in 1990 and then again in 2006 and 2007. Mid-States is a buying cooperative for farm supply stores with over 500 stores and $3 billion in retail sales annually. Mr. Murdoch brings to the Board broad experience and expertise based on his management and oversight of substantial consumer businesses.

The Board unanimously recommends a vote FOR each of the nominees to the Board.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board is committed to good business practices, transparency in financial reporting and high standards of corporate governance. Glacier operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. Glacier regularly monitors developments in the area of corporate governance. The Board periodically reviews Glacier’s governance policies and practices against those suggested by various groups or authorities active in corporate governance and the practices of other companies, as well as the requirements of the related SEC rules and the listing standards of The NASDAQ Stock Market (“NASDAQ”).

Board Leadership Structure

The Board is committed to maintaining an independent Board. To that end, it has been the practice of Glacier to separate the duties of Chairman and Chief Executive Officer (“CEO”). At this time, the Board believes that the separation of duties of Chairman and CEO eliminates any inherent conflict of interest that may arise when the roles are combined and that a non-employee director who is not serving as an executive of Glacier can best provide the necessary leadership and objectivity required as Chairman.

Director Qualifications

The Board believes that it is necessary for each of Glacier’s directors to possess many qualities and skills. All of our directors bring to our Board a wealth of leadership experience derived from their extensive board service and their service in a variety of professional and executive positions.

The Nominating Committee is responsible for the oversight and nomination process for director nominees. The Nominating Committee has not historically adopted formal director qualification standards for Committee-recommended nominees. However, the Nominating Committee annually reviews the experience, qualifications, attributes and skills of each director and nominee as part of its evaluation as to whether or not the nominees are the right individuals to serve on Glacier’s Board and to help Glacier successfully meet its long-term strategic plans. Because each director of Glacier must be re-elected annually, the Nominating Committee has an annual opportunity to assess these factors and, if appropriate, determine not to re-nominate any director. A more detailed discussion regarding the considerations given by the Nominating Committee when considering director nominees is set forth below in the section entitled “Nominating / Corporate Governance Committee.”

The director biographical information set forth above in the section entitled “Election of Directors” summarizes the experience, qualifications, attributes and skills that Glacier believes qualifies each director to serve on the Board.

Majority Voting Policy

In September 2011, the Company adopted the Majority Voting Policy under which each director nominee is required to submit an irrevocable resignation as a director of the Company. The Company has such a letter on file from each 2014 director nominee. If any such nominee receives more WITHHELD votes than FOR votes in an uncontested election of directors, his or her resignation will be considered by our Nominating Committee and our Board.

The Company believes that the Majority Voting Policy enhances its accountability to shareholders by formalizing the consequences of a “majority withhold” vote and demonstrating its responsiveness to director election results, while at the same time protecting the long-term interests of the Company and its shareholders.

An “uncontested election” is generally an election in which the number of nominees for election does not exceed the number of Board positions to be filled. In a contested election, the policy will not apply and nominees will be elected by plurality voting.

The Nominating Committee will consider any director resignation tendered under the policy and recommend to the Board the action to be taken with respect to such resignation. Among other things, the recommendation of the Nominating Committee may be to accept the resignation, or defer acceptance until a qualified replacement director can be identified and elected to the Board. The Nominating Committee may also recommend that the resignation be rejected, either (i) unconditionally; (ii) by addressing what the Nominating Committee believes to be the underlying reasons for the failure of the director to receive more FOR votes than WITHHELD votes; or (iii) resolving that the director will not be nominated in the future for election.

In considering a tendered resignation, the Nominating Committee is authorized to consider all factors it deems relevant to the best interests of the Company and its shareholders. The policy contains a non-exclusive list of the factors that may be considered in any particular circumstance.

The Board (excluding the director whose resignation is being considered) will act on the recommendations of the Nominating Committee no later than 90 days following certification of the shareholder vote. The Board is authorized to consider information and factors which led to the nomination of the director by the Nominating Committee and any additional factors as the Board deems relevant to the best interests of the Company and its shareholders. Following the Board’s decision, the Company will promptly publicly announce such decision, providing an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation.

Code of Ethics and Corporate Governance Documents

Glacier has adopted a Code of Ethics for Senior Financial Officers which applies to its principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions.

You can access Glacier’s current corporate governance documents, including the Code of Ethics for Senior Financial Officers, the Corporate Governance Policy, the Majority Voting Policy, and the charters of the Audit, Compensation, Compliance, Nominating, and Risk Oversight Committees, by visiting the Company’s website at www.glacierbancorp.com and clicking on “Governance Documents” or by writing to: LeeAnn Wardinsky, Corporate Secretary, 49 Commons Loop, Kalispell, Montana 59901.

Director Independence

With the assistance of legal counsel to the Company, the Nominating Committee has reviewed the applicable legal standards for Board and Board committee member independence. The Nominating Committee has also reviewed a summary of the answers to annual questionnaires completed by each of the directors, which identifies any potential director-affiliated transactions.

The Board then analyzed the independence of each director and determined which directors meet the standards regarding “independence” required by applicable law, regulation and NASDAQ listing standards and whether or not each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any loans to the directors, each of which were made on the same terms as comparable transactions made with persons not related to Glacier, its bank subsidiary, or our bank divisions. Such arrangements are discussed in detail under “Transactions with Management.”

Based on these standards, the Board determined that each of the following non-employee directors is independent:

Sherry L. Cladouhos	Craig A. Langel
James M. English	L. Peter Larson
Allen J. Fetscher	Douglas J. McBride
Annie M. Goodwin	John W. Murdoch
Dallas I. Herron

Based on the standards described above, the Board determined that Michael J. Blodnick, who served as an executive officer of Glacier in 2013, and Everit A. Sliter, whose former firm provides accounting services to the Company, are not independent.

Stock Ownership Guidelines

The Board has approved stock ownership guidelines for its directors which are intended to help closely align the financial interests of directors with those of Glacier’s shareholders. Within three years after they are first appointed or elected to the Board, directors are required to own shares of Glacier common stock with a market value of at least $100,000. All of the current Glacier directors have exceeded this ownership.

Shareholder Communications with the Board of Directors

The Company and the Board welcome communication from shareholders and other interested parties. Communications may be made by writing to the Chairman of the Board, c/o the Corporate Secretary, Glacier Bancorp, Inc., 49 Commons Loop, Kalispell, Montana 59901. A copy of any such written communication will also be sent to our CEO. If the Chairman and the CEO determine that such communication is relevant to and consistent with Glacier’s operations and policies, such communication will be forwarded to the entire Board for review and consideration.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board met 15 times during the fiscal year ended December 31, 2013. Each director attended at least 75% of the meetings of the Board and the committees on which he or she served. Glacier encourages but does not require the directors to attend annual meetings of the shareholders. Last year, all of our directors attended the annual meeting of the shareholders.

Board Authority for Risk Oversight

The Board has the ultimate authority and responsibility for overseeing risk management at Glacier. Some aspects of risk oversight are fulfilled at the full Board level. For example, the Board regularly receives reports from management - specifically from enterprise risk management - on numerous risk components that impact the operations and reputation of the Company. The Board delegates other aspects of its risk oversight function to its committees.

The Audit Committee oversees financial, accounting and internal control risk management. The head of the Company’s internal audit function reports directly to the Audit Committee. The executive officers regularly report directly to the entire Board and to appropriate Board committees with respect to the risks they are responsible for managing.

The Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs. As part of this process, the Compensation Committee is responsible for analyzing the compensation policies and practices for all employees, not just executive management. In its review of these policies and practices, the Compensation Committee has determined that the current policies and practices do not create or encourage employees to take risks that are reasonably likely to have a material adverse effect on the Company.

The Compliance Committee monitors compliance with federal and state laws and the associated regulations applicable to the Company and its bank divisions.

Glacier’s independent directors meet in executive session during regularly scheduled meetings of the Board and at other times as required. During 2013, the independent directors met in executive session twice - once under the chairmanship of Chairman Sliter and once under the chairmanship of Chairman Herron.

Committee Membership

The Board has established, among others, an Audit Committee, a Compensation Committee, a Compliance Committee, a Nominating Committee, and a Risk Oversight Committee. The following table shows the membership of these committees.

Name	Audit	Compensation	Compliance	Nominating	Risk Oversight
Michael J. Blodnick	☐	☐	☐	☐	☐
Sherry L. Cladouhos	☑	☑	☑*	☑	☑
James M. English	☑	☑	☑	☑*	☑
Allen J. Fetscher	☐	☑*	☑	☑	☑
Annie M. Goodwin	☑	☑	☑	☑	☑*
Dallas I. Herron	☑	☑	☑	☑	☑
Craig A. Langel	☑*	☑	☑	☑	☑
L. Peter Larson	☑	☑	☑	☑	☑
Douglas J. McBride	☑	☑	☑	☑	☑
John W. Murdoch	☑	☑	☑	☑	☑
Everit A. Sliter	☐	☐	☐	☐	☐
Total Meetings in 2013	15	7	12	4	12
*Committee Chair

Audit Committee. During the fiscal year ended December 31, 2013, the Audit Committee was comprised of eight directors, each of whom is considered “independent” as defined by NASDAQ listing standards and applicable SEC rules. Mr. Langel served as the Chairman of the Audit Committee and qualifies as an “audit committee financial expert” under SEC rules. The Audit Committee operates under a formal written charter adopted by the Board. As part of its periodic review of Audit Committee-related matters, the Audit Committee has received updates on the relevant requirements of applicable SEC rules and the corporate governance listing standards of NASDAQ.

The Audit Committee is responsible for the oversight of the quality and integrity of Glacier’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors, and other significant financial matters. In discharging its duties, the Audit Committee is expected to, among other things:

•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	review and approve the engagement of Glacier’s independent auditors to perform audit and non-audit services and related fees;

•	meet independently with Glacier’s internal auditing department, independent auditors and senior management;

•	review the integrity of Glacier’s financial reporting process;

•	review Glacier’s financial reports and disclosures submitted to Bank regulatory authorities;

•	maintain procedures for the receipt, retention and treatment of complaints regarding financial matters; and

•	review and approve related person transactions.

Compensation Committee. During the fiscal year ended December 31, 2013, the Compensation Committee was comprised of nine directors, each of whom is considered “independent” as defined by NASDAQ listing standards and applicable SEC and IRS rules. The Compensation Committee reviews the performance of the Company’s CEO and other key employees and determines, approves, and reports to the Board on the elements of their compensation and long-term equity-based incentives. In determining the CEO’s compensation, the Compensation Committee evaluates several performance factors including the Company’s financial results and levels of compensation of peer financial institutions. The Compensation Committee operates under a formal written charter. A complete description of the executive compensation process applicable to 2013 is described under “Compensation Discussion and Analysis.”

In addition, the Compensation Committee:

•	recommends, if appropriate, new employee benefit plans to the Board;

•	reviews all employee benefit plans;

•	makes determinations in connection with compensation matters as may be necessary or advisable; and

•	recommends, if appropriate, revisions to the compensation and benefit arrangements for directors.

Compliance Committee. During the fiscal year ended December 31, 2013, the Compliance Committee was comprised of nine directors, each of whom is considered “independent” as defined by NASDAQ listing standards and applicable SEC and IRS rules. The Compliance Committee monitors compliance with federal and state laws and the associated regulations applicable to the Company and its bank divisions and reports to the Board on such matters.

The Compliance Committee operates under a formal written charter. In discharging its duties, the Compliance Committee is expected to, among other things:

•	review the material risk areas; review the regulatory environment and legal requirements associated with the same;

•	oversee the development and execution of a plan to monitor and remediate all compliance deficiencies identified by the Company or its examiners;

•	review internal reports to management prepared by the compliance department;

•
review and approve responses to regulatory agency examination reports prior to submission of any such response on examinations and ensure that all information requests made by regulatory agencies are accurately and timely addressed;

•	pre-approve all compliance auditing services to be provided to the Company; and

•	review, with legal counsel, any legal matter that could have a significant impact on the Company.

In carrying out its responsibilities and duties, the Compliance Committee shall foster an environment that encourages all bank officers and employees to raise any compliance issues or concerns freely and without concern for retribution.

Nominating / Corporate Governance Committee. During the fiscal year ended December 31, 2013, the Nominating Committee was comprised of nine directors, each of whom is considered “independent” as defined by NASDAQ listing standards. The Nominating Committee is responsible for nominating a slate of directors for election at Glacier’s annual meeting and appointing directors to fill vacancies as they occur. It is also responsible for (i) considering management succession plans, the appropriate Board size, and committee structure and appointments, (ii) developing and reviewing corporate governance principles applicable to Glacier, Glacier Bank, and the bank divisions, including Glacier’s Corporate Governance Policy, in light of emerging standards and best practices and the needs of Glacier and its shareholders, and (iii) making such recommendations to the full Board as the Nominating Committee considers appropriate. The Nominating Committee operates under a formal written charter approved by the Board.

The Nominating Committee will consider nominees recommended by shareholders if the recommendations are made in accordance with the procedures described in this Proxy Statement under “Shareholder Proposals and Director Nominations.”

In deciding whether or not to recommend incumbent directors for re-nomination, the Nominating Committee evaluates Glacier’s evolving needs and assesses the effectiveness and contributions of its existing directors. The Nominating Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The Nominating Committee has not adopted, nor does it anticipate adopting, specific qualifications for Nominating Committee recommended nominees, nor has the Nominating Committee adopted a formal policy relating to Board diversity, although the Nominating Committee and Board value a diversity of backgrounds, professional experience and skills among directors. The Nominating Committee will instead evaluate each nominee on a case-by-case basis, including assessment of each nominee’s business experience and special skills. The Nominating Committee will also evaluate whether or not a nominee’s skills are complementary to existing Board members’ skills and the Board’s need for operational, management, financial, technological or other expertise.

Risk Oversight Committee. The Risk Oversight Committee was formed in July 2012 and is comprised of all of the independent directors of the Company. The Risk Oversight Committee’s responsibilities extend over all organizational risk types, and the Risk Oversight Committee coordinates relations and communications among the Audit Committee, the Compensation Committee, the Compliance Committee, and the Board. The Risk Oversight Committee is responsible for the oversight of Glacier’s policies, procedures and practices related to business, market and operational risks as they impact or may impact Glacier’s business and objectives. Among the responsibilities of the Risk Oversight Committee is to engage management in an ongoing risk-appetite dialogue as conditions and circumstances change and new opportunities arise and to review and approve Glacier’s risk appetite statement annually and approve any material amendments to the risk appetite statement.

COMPENSATION OF DIRECTORS

The Compensation Committee has authority over director compensation subject to the Board’s authority to approve changes. Our directors receive compensation in the form of cash and, as applicable, awards in the form of restricted stock. Glacier does not pay directors who are also employees of the Company additional compensation for their service as directors.

The following table shows compensation paid or accrued for the last fiscal year to Glacier’s non-employee directors who also serve on the Glacier Bank Board. Mr. Blodnick is not included in the table as he is an employee of Glacier and thus receives no compensation for his service as a director. The footnotes to the table describe the details of each form of compensation paid to directors.

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Nonqualified Deferred Compensation Earnings ($)	Total ($)
	(1)	(2)(3)	(4)
Sherry L. Cladouhos	$35,667	$18,000	$759	$54,426
James M. English	52,400	18,000	—	70,400
Allen J. Fetscher	56,325	18,000	—	74,325
Annie M. Goodwin	38,000	18,000	—	56,000
Dallas I. Herron	41,367	18,000	1,742	61,109
Craig A. Langel	48,200	18,000	—	66,200
L. Peter Larson	36,609	18,000	10,638	65,247
Douglas J. McBride	43,300	18,000	3,241	64,541
John W. Murdoch	31,000	18,000	2,515	51,515
Everit A. Sliter	51,243	18,000	5,038	74,281
____________________

(1)	Directors are paid an annual retainer of $31,000 and receive additional compensation for services performed as committee members. Amount includes Board and committee fees earned or deferred in 2013.

(2)
Represents the grant date fair value of the stock awards, based on the per-share price of Glacier’s common stock on the close of business on February 15, 2013 ($16.76), the date the awards were granted. The fair value of these awards was determined in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are set forth in the notes to the Company’s audited financial statements for the fiscal year ended 2013, included in the Company’s accompanying Annual Report.

(3)	The awards were fully vested at the time of grant.

(4)	The amount represents the above-market earnings on non-qualified deferred compensation. Earnings are credited at one-half of the Company’s current year return-on-equity.

2013 Director Compensation

Directors’ Stock Option Plan. Glacier previously maintained a Directors’ Stock Option Plan (“Director Plan”) for non-employee directors. The Director Plan expired in March 2009, and all stock options granted under the Director Plan have either been exercised or have expired; therefore there are no outstanding stock options under this plan.

Glacier’s 2005 Stock Incentive Plan provides for the grant of equity awards to directors. Accordingly, Glacier determined not to renew the Director Plan when it expired and will make subsequent grants to directors under the 2005 Stock Incentive Plan.

As set forth in the 2013 Director Compensation Table above, stock awards were awarded to Glacier’s non-employee directors during the year 2013.

EXECUTIVE COMPENSATION

The following section describes the compensation that Glacier pays its Named Executive Officers (the “Named Executive Officers”). “Officer” is defined in Rule 16a-1 of the Exchange Act to include those who perform a policy-making function, and “named executive officers” are defined by Item 402 of Regulation S-K to be the principal executive officer, the principal financial officer, and the other three most highly compensated executive officers whose total compensation for the last fiscal year exceeded $100,000.

Glacier has only three Named Executive Officers rather than five, as typically disclosed under SEC rules, because Glacier has only three executive officers who perform a policy-making function for Glacier.

Glacier’s Named Executive Officers for the fiscal year ending December 31, 2013 are:

•	Michael J. Blodnick, President and CEO and a Glacier Director

•	Ron J. Copher, Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”)

•	Don J. Chery, EVP and Chief Administrative Officer (“CAO”)

The following section includes:

•	Compensation Discussion and Analysis;

•	Report of Compensation Committee;

•	Summary Compensation Table and other tables detailing the compensation of the Named Executive Officers; and

•	Narrative disclosure about various compensation plans and arrangements and post-employment and termination benefits payable to the Named Executive Officers.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion provides an overview and analysis of our Compensation Committee’s philosophy and objectives in designing the Company’s compensation programs, as well as the compensation determinations and the rationale for those determinations relating to our Named Executive Officers. Glacier has only three Named Executive Officers rather than five, as typically disclosed under SEC rules, because Glacier has only three executive officers who perform a policy-making function for Glacier.

This discussion should be read together with the compensation tables for our Named Executive Officers, which can be found following this discussion. Unless otherwise indicated, any references to a particular year in this discussion means the fiscal year ended December 31 of such year.

Executive Summary

Financial and Strategic Highlights

•	2013 was an all-time record year for earnings at $95.6 million, which is an increase of 27% over 2012.

•	Both return on average assets (“ROAA”) and return on tangible equity (“ROTE”) improved over the prior year. ROAA increased from 1.01% to 1.23%, and ROTE moved up from 9.96% to 11.98%.

•	Credit quality improved as non-performing assets decreased to 1.39% of assets in 2013 from 1.87% in 2012. In addition, net charge-offs declined 74% to $7.4 million.

•	The loan portfolio increased organically by 8%, which is the first increase in the loan portfolio in five years.

•	Net interest income increased 8% for the year during a time of historically low interest rates.

•	The Company completed the acquisitions of First State Bank of Wheatland, Wyoming and North Cascades Bank of Chelan, Washington, adding over $600 million in assets.

•	The Company’s stock price increased 103% during the year making it one of the best performances among bank stocks in 2013.

Key Executive Compensation Actions

We believe that we need to offer competitive compensation in order to recruit, motivate and retain qualified executives. In late 2011 and early 2012, the Compensation Committee, with the assistance of its independent consultant, McLagan, reviewed a peer benchmarking analysis and determined that Named Executive Officer compensation levels were below the 25th percentile (that is to say, such levels were in the lowest 25%) in terms of salary and total compensation compared to the peer group. As a result, the Compensation Committee undertook the following compensation program initiatives commencing in 2012:

•
Salaries: The McLagan study determined that Mr. Blodnick’s salary was positioned 48% below the peer group median, that Mr. Copher was 36% below the median, and that Mr. Chery was 27% below the median. As a result, a plan was developed to bring salaries closer to the peer group median over the next five years, beginning with moving the salaries of Messrs. Copher and Chery to the market 25th percentile and increasing Mr. Blodnick’s salary by 20% of the shortfall to median. This plan was implemented effective January 2012 and was continued for 2013.

•
Performance-Based Incentive Plans: In 2012, the Compensation Committee established both an annual and long-term incentive plan with pre-defined performance goals directly linking incentive awards to the Company’s goals. Both such plans were implemented again in 2013. 2013 resulted in achievement of 106.4% of the target short-term awards and 107.3% of the target long-term awards.

Say-on-Pay Vote

The Compensation Committee evaluates the Company’s executive compensation programs in light of market conditions, shareholder views, and governance considerations and makes changes as appropriate. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we held an advisory vote on the compensation of our executive officers (the “Say-on-Pay Vote”) at the 2013 annual shareholders meeting. Our shareholders overwhelmingly approved the compensation of our Named Executive Officers, with 97.13% of shareholder votes cast in favor of the Say-on-Pay resolution. As the Compensation Committee evaluated the Company’s compensation programs in 2013, it took into account our shareholders’ vote of confidence in making changes to our executive compensation program as described above to ensure a continued link of pay to performance.

Executive Compensation Philosophy

The quality of our employees, including our executive team, is critical to executing our community banking philosophy, emphasizing personalized service combined with the full resources of a larger banking organization. To meet our primary goal of attracting, retaining and incenting highly qualified executives and employees within the context of our corporate culture, our compensation programs are designed with the following principles in mind:

•
We are committed to providing effective compensation and benefit programs that are competitive within our industry and with other relevant organizations with whom Glacier and our bank divisions compete for employees.

•	Our programs are designed to encourage and reward behaviors that ultimately contribute to the achievement of organizational goals.

•	Pay programs and practices reinforce our commitment to providing a work environment that promotes respect, teamwork, and individual growth opportunities.

Consistent with this overall philosophy, we have designed our compensation programs to be relatively straightforward and transparent to shareholders, while providing benefits appealing enough to attract, retain and motivate highly qualified employees.

The Compensation Committee designs our overall compensation program and makes decisions regarding individual executive compensation, in the context of a “total compensation policy” that takes into account the overall package of compensation benefits provided to each executive. Our philosophy is to tie a significant percentage of an executive’s compensation to the achievement of Company financial and performance goals. Accordingly, Glacier strives to set base salaries at competitive levels, with an opportunity for each executive to be well rewarded through the annual incentive bonus and equity grants if Glacier meets its performance objectives.

The compensation philosophy is reviewed and approved annually by the Compensation Committee. Decisions made by the Compensation Committee and the Board relative to compensation will take all current applicable rules, regulations and guidance into consideration and will be made with the goal of being compliant with all such requirements.

Role of the Compensation Committee

The Compensation Committee is responsible for the design, implementation and administration of the compensation programs for executive officers and directors of the Company. When appropriate, the Compensation Committee makes recommendations to the Board on items that require Board approval. Specifically, in 2013, the Compensation Committee:

•	Monitored incentive plans with a view to avoiding the creation of incentives that could subject the Company to excessive risk

•	Reviewed and approved the compensation peer group (the “Compensation Peer Group”)

•	Reviewed and recommended Named Executive Officer salary adjustments for approval by the Board

•	Approved the annual and long-term incentive plan opportunities and goals

•	Reviewed and approved the incentive plan awards for the Named Executive Officers

Role and Relationship of the Compensation Consultant

The Compensation Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Compensation Committee has direct access to outside advisors and consultants throughout the year.

In 2011 and 2012, the Compensation Committee retained the services of McLagan, an Aon Hewitt company, as an independent outside compensation consultant. McLagan’s services include conducting peer group analysis and benchmarking studies, establishing compensation guidelines, assisting with the design of incentive programs and providing insight on emerging regulations and best practices. McLagan was engaged directly by the Compensation Committee and reports directly to the Compensation Committee. McLagan was not retained in 2013 but provided certain assistance to the Compensation Committee on an advisory basis.

The Compensation Committee considered the independence of McLagan in light of new SEC rules and NASDAQ listing standards. The Compensation Committee requested and received a report from McLagan addressing McLagan’s and the senior advisors involved in the engagement’s independence, including the following factors: (1) other services provided to us by McLagan; (2) fees paid by us as a percentage of McLagan’s total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and a member of the Compensation Committee; (5) any company stock owned by the senior advisors; and (6) any business or personal relationships between our executive officers and the senior advisors. The Compensation Committee discussed these considerations and concluded that the work performed by McLagan and McLagan’s senior advisors involved in the engagement did not raise any conflict of interest.

Role of Management

Our CEO performs an annual performance review for executive officers of the Company and bank division presidents and provides a recommendation to the Compensation Committee regarding base salary and bonus targets for such persons, which the Compensation Committee has discretion to approve or modify. The Compensation Committee meets separately on an annual basis with our CEO to determine his compensation. No Named Executive Officers are present for the Compensation Committee’s discussions, deliberations and decisions with respect to their individual compensation. The Compensation Committee then submits a recommendation regarding compensation for all executive officers to the Board for approval.

Risk Review

The Compensation Committee reviewed and discussed a compensation risk assessment performed by representatives from Human Resources. The conclusion was that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our business or operations. This risk assessment process included a review of the design and operation of the Company’s incentive compensation programs, identifying and evaluating situations or compensation elements that may raise material risks, and an evaluation of other controls and processes designed to identify and manage risk.

Competitive Benchmarking and Peer Group

The Compensation Peer Group is periodically updated by the Compensation Committee and consists of companies that the Compensation Committee believes are comparable in size to the Company and with whom we may compete. In 2012, McLagan conducted an analysis of the Compensation Peer Group with emphasis on factors previously utilized by the Compensation Committee to determine appropriate companies for inclusion, with emphasis on asset size, profitability and location as the measures of comparability, in that order of importance.

Potential comparable companies were initially filtered by asset size, then evaluated for profitability, including provisions for asset quality and other performance standards believed to best generally align with Glacier’s goals.

Potential comparable companies were analyzed for compensation, utilizing data from the SNL Financial Executive Compensation Review, and other information compiled by the Compensation Committee. Finally, executive compensation data was analyzed by region. The compensation for each region was then compared and assigned points based on the relative similarity to compensation in the region in which the Company operates. Points were assigned to each of the three designated comparability measures, and the companies with the 20 highest point totals were selected as the Compensation Peer Group.

The Compensation Committee approved the following peer banks for 2013:

Beneficial Mutual Bncp (BNCL)	First Interstate BancSystem (FIBK)	Provident Financial Services (PFS)
Chemical Financial Corp. (CHFC)	First Midwest Bancorp Inc. (FMBI)	Texas Capital Bancshares Inc. (TCBI)
Community Bank System Inc. (CBU)	National Penn Bancshares Inc. (NPBC)	TFS Financial Corp (TFSL)
CVB Financial Corp. (CVBF)	Old National Bancorp (ONB)	Umpqua Holdings Corp. (UMPQ)
F.N.B. Corp. (FNB)	PacWest Bancorp (PACW)	United Bankshares Inc. (UBSI)
First Commonwealth Financial (FCF)	Park National Corp. (PRK)	WesBanco Inc. (WSBC)
First Financial Bancorp. (FFBC)

Discussion of Executive Compensation Components

The following table outlines the major elements of 2013 total compensation for our Named Executive Officers:

Compensation Element	Purpose	Link to Performance	Fixed / Performance-Based	Short / Long-Term
Base Salary	Helps attract and retain executives through market-competitive base pay	Based on individual performance and market practices	Fixed	Short-Term
Annual Cash Incentive Awards	Encourages achievement of financial performance metrics that create near-term shareholder value
Based on achievement of predefined corporate performance objectives; a portion of Named Executive Officer cash bonuses are deferred on a mandatory basis, with additional performance triggers related to long-term performance
			Performance-Based	Short-Term Long-Term: Mandatory Deferrals
Long-Term Incentive Awards	Aligns executives’ and shareholders’ long-term interests while creating a retention incentive through multi-year vesting	Based on achievement of predefined corporate performance objectives	Performance-Based	Long-Term
Supplemental Executive Retirement Plan (SERP)	Provides income security into retirement	Competitive practice	Fixed	Long-Term

Compensation Element	Purpose	Link to Performance	Fixed / Performance-Based	Short / Long-Term
Benefits and Perquisites	Provide limited perquisites as well as health and welfare benefits on the same basis as our general employee population	Competitive practice	Fixed	Short-Term

Base Salary

The Compensation Committee reviews salaries of the Compensation Peer Group, but always bases determinations on the qualifications, experience and performance of the individual executives and value of the position to the organization.

The compensation study performed by McLagan in the fall of 2011 concluded that the salaries for each of Glacier’s Named Executive Officers were significantly below the Compensation Peer Group market median: the CEO was 48% below the median, the CFO was 36% below, and the CAO was 27% below.

As a result of the findings of the study, effective January 2012, executive officer salaries were increased to move toward levels that were more in line with the market. The Compensation Committee established the following strategy, which is reflected in Named Executive Officer salaries paid in 2013:

•	CEO: Increase current base salary to the market median over the next five years by providing the following adjustments:

Year	Adjustment for Market Median Shortfall (%)
2012 2013 2014 2015 2016	20.0% 25.0% 33.3% 50.0% 100.0%

•	CFO and CAO: Bring salaries to the 25th percentile of the market in 2012. Increase to the market median equally over the remaining four years as follows:

Year	Adjustment for Market Median Shortfall (%)
2013 2014 2015 2016	25.0% 33.3% 50.0% 100.0%

The Compensation Committee recognizes the importance of annual monitoring of competitive salary levels and will consider whether or not shortfalls for some executives should be addressed in a shorter timeframe than described above. The table below shows the 2012 and 2013 salary adjustments, which remain well below the Compensation Peer Group market median.

Name	Position	Base Salary 2011	Base Salary 2012	Increase over 2011	Base Salary 2013	Increase over 2012
Michael J. Blodnick	President and CEO	$334,183	$395,644	18.4%	$470,817	19.0%
Ron J. Copher	EVP and CFO	205,602	278,305	35.4%	302,680	8.8%
Don J. Chery	EVP and CAO	205,602	260,192	26.6%	273,227	5.0%

Annual Incentive Bonus

The 2013 short-term incentive plan is designed to motivate executives to attain superior annual performance in key areas we believe create long-term value to Glacier and its shareholders. The short-term incentive plan is also designed to provide incentive compensation opportunities competitive with those of Glacier’s peers.

The short-term incentive plan and its goals are reviewed annually by the Compensation Committee. The 2013 plan opportunities as a percentage of executive salary and 2013 results are shown below:

Position	Annual Incentive Plan Opportunity Levels as a % of Base Salary			Actual Earned
	Threshold	Target	Maximum
CEO	0%	60%	90%	74%
CAO and CFO	0%	40%	60%	49%

To maintain focus on the long-term Company performance and discourage excessive risk taking, the Compensation Committee established that incentive awards earned for 2013 performance were subject to a mandatory deferral as follows: 50% was paid on February 15, 2014, and the remaining 50% is to be paid 25% by March 15, 2015 and 25% by March 15, 2016. Payment of deferrals in 2015 and 2016 are triggered by meeting the following minimum performance conditions over the deferral period:

•	NPAs / Total Assets no greater than 3.3%

•	Must be employed and in good standing at the time of payout

Performance goals were established in 2013 to balance Company focus on profitability, credit quality, and growth. Goals are reviewed and approved annually by the Board with input from executive management. The table below shows the goals and corresponding result for 2013:

Short-Term Incentive Plan		Threshold	Target	Maximum
Performance Area	Weight	80%	100%	115%	Actual Result	Result % of Target	Weighted % of Target
YTD Return on Tangible Equity	20.00%	8.00%	10.00%	11.50%	11.69%	115.0%	23.0%
Non-performing Assets / Total Subsidiary Assets	20.00%	1.80%	1.50%	1.28%	1.48%	101.4%	20.3%
Net DDA Growth (# of accounts)	20.00%	2.40%	3.00%	3.45%	4.19%	115.0%	23.0%
YTD Efficiency Ratio	20.00%	60.00%	54.00%	48.00%	54.65%	97.8%	19.6%
YTD Net Interest Margin	20.00%	2.64%	3.30%	3.80%	3.40%	103.0%	20.6%
	100.00%				Overall Performance:		106.4%

The goals were selected in light of Glacier’s strategic plan, key initiatives, and the need to balance risks in executive compensation arrangements. The 2013 goals represent metrics addressing key areas of the Company’s performance including profitability, credit and asset quality, and growth in assets and the customer base. The goals were established based on the expectation that 2013 performance results would reflect an increase over 2012 results.

Long-term Incentives

The long-term incentive program is designed to reward executives for annual performance relative to Company objectives while aligning the interests of executives and shareholders. The program provides executives the opportunity to increase their ownership in Glacier while at the same time creates a retention vehicle through the use of a multi-year vesting period.

Target long-term awards as a percentage of executive salary and 2013 results are shown below:

Position	Long-Term Incentive Plan Opportunity Levels as a % of Base Salary			Actual Earned
	Threshold	Target	Maximum
CEO	0%	50%	75%	62%
CAO and CFO	0%	30%	45%	37%

Long-term incentive plan performance goals were set similar to the short-term incentive plan, with the exception of net interest margin. Goals are reviewed and approved annually by the Board with input from executive management.

The long-term incentive plan goals were selected in light of Glacier’s long-term strategic plan, long-term initiatives, and the need to balance risks in executive compensation arrangements. The 2013 goals represent metrics addressing key areas of the Company’s performance including profitability, credit and asset quality, and growth in assets and the customer base. The goals were established based on the expectation that 2013 performance results would reflect an increase over 2012 results.

Long-Term Incentive Plan		Threshold	Target	Maximum
Performance Area	Weight	80%	100%	115%	Actual Result	Result % of Target	Weighted % of Target
YTD Return on Tangible Equity	25.00%	8.00%	10.00%	11.50%	11.69%	115.0%	28.8%
Non-performing Assets / Total Subsidiary Assets	25.00%	1.80%	1.50%	1.28%	1.48%	101.4%	25.3%
Net DDA Growth (# of accounts)	25.00%	2.40%	3.00%	3.45%	4.19%	115.0%	28.8%
YTD Efficiency Ratio	25.00%	60.00%	54.00%	48.00%	54.65%	97.8%	24.5%
	100.00%				Overall Performance:		107.3%

The 2013 long-term incentive awards consist solely of restricted stock that vest in equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment. Restricted shares were chosen because they provide the desired retention incentive for executives while also aligning the executives’ interests with those of shareholders without encouraging excessive risk taking. In addition, restricted shares deliver value reflecting the long-term performance of the Company.

Profit Sharing Plan

The executives participate in the Glacier Profit Sharing Plan, which includes a 3% safe harbor contribution plus a discretionary contribution. The Profit Sharing Plan includes a trigger, set equal to the 2013 long-term incentive plan qualifier of NPAs / Total Assets greater than or equal to 3.3%. The Company considered ROTE as a primary metric in determining its discretionary contribution. Based on ROTE of 11.69%, the 2013 discretionary contribution was 4%.

Retirement Benefits

As part of our total compensation policy, we offer executives the opportunity to participate in both a tax-deferred compensation plan and a Supplemental Executive Retirement Plan (the “SERP”). All three Named Executive Officers are participants in the SERP. The SERP is intended to supplement payments due to participants upon retirement under our other qualified plans.

The deferred compensation plan allows certain Company and bank executives to defer a portion of their salary and bonus and thereby defer tax payable on that income. Members of the Board are also entitled to participate in the deferred compensation plan, but not the SERP. Participation in these plans is elective. Terms of the deferred compensation plans and the Named Executive Officer SERP are described under the heading “Post-Employment and Termination Benefits.”

Termination and Change in Control Benefits

As an additional part of our total compensation policy, we have entered into employment contracts with certain executive officers that allow for continuation of current base salary upon termination without cause, or upon termination under certain circumstances following a change in control of the Company. These agreements provide for payments ranging from one times annual base salary to

2.99 times annual base salary. These arrangements are intended to retain our executives who could have other employment alternatives that may appear to them to be less risky absent these arrangements.

Effective January 1, 2011, all of our change in control arrangements are “double trigger,” meaning that benefits are not awarded upon a change in control unless the executive’s employment is terminated without cause or for good reason within a specified period of time following the transaction. We believe this structure strikes a balance between the incentives and the executive retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change in control transaction.

The terms of these plans are described under the heading “Post-Employment and Termination Benefits.” That section also contains tables showing the amounts that the executive officers would have received if their employment had terminated at fiscal year end in connection with a change in control.

Other General Employee Benefits

Executive officers are eligible to participate in all employee benefit plans that are available to eligible employees generally, including health insurance, life and disability insurance, and 401(k) matching contributions.

Other Compensation Elements

162(m) and Tax Consequences

Under federal income tax law, a public company may not deduct non-performance-based compensation in excess of $1 million paid to its chief executive officer or any of its other three highest-paid executive officers (excluding the CFO). No executive officer of Glacier received non-performance-based compensation in excess of this limit in fiscal 2013. The Compensation Committee currently intends to continue to manage Glacier’s executive compensation program in a manner that will maximize federal income tax deductions. However, the Compensation Committee may from time to time exercise its discretion to award compensation that may not be deductible under Section 162(m) of the Internal Revenue Code when in its judgment such award would be appropriate to achieve Glacier’s compensation objectives and otherwise is in the best interests of the Company.

Discussion of Option and Restricted Stock Grant Timing

The Company does not have a formal policy as to when options and restricted shares are granted during the year. The Compensation Committee and Board plan to meet in January of each year to consider the award of stock options and restricted stock to the Executives and other officers with a February grant date. The Company does not back date options or grant them retroactively and does not coordinate option grants with the release of positive or negative corporate news. The 2005 Stock Incentive Plan does not permit the award of discounted options or the re-pricing of stock options. Pursuant to the terms of the 2005 Stock Incentive Plan, option prices are determined based on closing price of the Company’s publicly traded common stock on the grant date, or if shares were not traded on the grant date, then on the nearest preceding trading day.

Clawback Policies

Compensation recovery policies, or “clawbacks,” began to be used with the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Act”), which required that in the event of any restatement based on executive misconduct, public companies must recoup incentives paid to the company’s CEO and CFO within 12 months preceding the restatement. Glacier’s CEO and CFO are currently subject to the Sarbanes Act clawback provision which is set forth in Section 304 of the Sarbanes Act, which provides that if an issuer “is required to prepare an accounting restatement due to material noncompliance of the issuer, as a result of misconduct, with any financial reporting requirement under the securities laws,” the CEO and CFO shall reimburse the issuer for any bonus or other incentive-based or equity-based compensation received and any profits realized from the sale of the securities of the issuer during the year following issuance of the original financial report.

In addition, the Compensation Committee intends to fully comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding this issue once rulemaking has been completed with respect to these provisions. Until formal guidance is available, the Compensation Committee will address any situation that may arise and determine the proper and appropriate course of action in fairness to shareholders and award recipients.

Report of Compensation Committee

The Compensation Committee of the board of directors makes the following report which, notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) as required by Item 402(b) of Regulation S-K with management, and, based on that review and those discussions, the Compensation Committee recommended to the Board that the CD&A be included as part of this Proxy Statement and 2013 Annual Report on Form 10-K.

Compensation Committee Members

◆ Allen J. Fetscher (Chairperson) ◆ Sherry L. Cladouhos ◆ James M. English ◆
◆ Annie M. Goodwin ◆ Dallas I. Herron ◆ Craig A. Langel ◆
◆ L. Peter Larson ◆ Douglas J. McBride ◆ John W. Murdoch ◆

Compensation Tables

The following table shows compensation paid to or accrued by the Named Executive Officers for the last three fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
				(1)		(10)
Michael J. Blodnick	2013	$466,137	$ --	$230,802 (2)	$236,263 (4)	$78,685	$24,862 (11)	$1,036,749
President and CEO	2012	395,644	--	71,600 (3)	129,771 (5)	52,312	20,598 (12)	669,925
	2011	334,183	--	--	--	12,654	13,980	360,818
Ron J. Copher,	2013	301,760	--	97,409 (2)	103,878 (6)	12,517	24,206 (13)	539,771
EVP and CFO	2012	278,305	--	--	60,856 (7)	5,561	19,951 (14)	364,673
	2011	205,602	20,000	--	--	36	12.226	237,865
Don J. Chery,	2013	272,732	--	91,074 (2)	94,751 (8)	5,310	27,736 (15)	491,602
EVP and CAO	2012	260,192	--	--	56,895 (9)	1,388	22,006 (16)	340,481
	2011	205,602	15,000	--	--	1	12,338	232,941
____________________

(1)
Represents the grant date fair value of the stock awards. The fair value of these awards was determined in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are set forth in the notes to the Company’s audited financial statements for the fiscal year ended 2013, included in the Company’s accompanying Annual Report.

(2)
The fair market value of the restricted stock awards granted in 2013 is based on the per-share price of Glacier’s common stock at the close of business on February 15, 2013 ($16.76), the date on which the stock awards were granted. The awards vest evenly over a period of three years.

(3)
The fair market value of the restricted stock awards granted in 2012 is based on the per-share price of Glacier’s common stock at the close of business on April 16, 2012 ($14.32), the date on which the stock awards were granted. The awards were fully exercisable on the date of the grant.

(4)
Represents the performance-based cash bonus that was paid in 2014 based on 2013 results pursuant to the short-term incentive plan. The total bonus earned by Mr. Blodnick was $342,755. The bonus amount is payable 50% in 2014, 25% in 2015, and 25% in 2016. The deferred portions of the cash bonus are payable only upon the satisfaction of certain requirements as described in “Compensation Discussion & Analysis - Annual Incentive Bonus.”

(5)
Represents the performance-based cash bonus that was paid in 2013 based on 2012 results pursuant to the short-term incentive plan. The total bonus earned by Mr. Blodnick was $259,542. The bonus amount is payable 50% in 2013, 25% in 2014, and 25% in 2015. The deferred portions of the cash bonus are payable only upon the satisfaction of certain requirements as described in “Compensation Discussion & Analysis - Annual Incentive Bonus.”

(6)
Represents the performance-based cash bonus that was paid in 2014 based on 2013 results pursuant to the short-term incentive plan. The total bonus earned by Mr. Copher was $146,901. The bonus amount is payable 50% in 2014, 25% in 2015, and 25% in 2016. The deferred portions of the cash bonus are payable only upon the satisfaction of certain requirements as described in “Compensation Discussion & Analysis - Annual Incentive Bonus.”

(7)
Represents the performance-based cash bonus that was paid in 2013 based on 2012 results pursuant to the short-term incentive plan. The total bonus earned by Mr. Copher was $121,712. The bonus amount is payable 50% in 2013, 25% in 2014, and 25% in 2015. The deferred portions of the cash bonus are payable only upon the satisfaction of certain requirements as described in “Compensation Discussion & Analysis - Annual Incentive Bonus.”

(8)
Represents the performance-based cash bonus that was paid in 2014 based on 2013 results pursuant to the short-term incentive plan. The total bonus earned by Mr. Chery was $132,606. The bonus amount is payable 50% in 2014, 25%

in 2015, and 25% in 2016. The deferred portions of the cash bonus are payable only upon the satisfaction of certain requirements as described in “Compensation Discussion & Analysis - Annual Incentive Bonus.”

(9)
Represents the performance-based cash bonus that was paid in 2013 based on 2012 results pursuant to the short-term incentive plan. The total bonus earned by Mr. Chery was $113,791. The bonus amount is payable 50% in 2013, 25% in 2014, and 25% in 2015. The deferred portions of the cash bonus are payable only upon the satisfaction of certain requirements as described in “Compensation Discussion & Analysis - Annual Incentive Bonus.”

(10)
The amount represents the increase in the actuarial present value of accumulated benefit under Glacier’s SERP, the material terms of which are described below under “Post-Employment and Termination Benefits - Supplemental Executive Retirement Plan” and above-market earnings on non-qualified deferred compensation. Earnings are credited at one-half of the Company’s current year return on average equity.

(11)	Amount includes $7,012 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program and $17,850 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan.

(12)	Amount includes $6,848 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program and $13,750 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan.

(13)	Amount includes $6,356 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program and $17,850 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan.

(14)	Amount includes $6,201 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program and $13,750 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan.

(15)	Amount includes $9,886 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program and $17,850 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan.

(16)	Amount includes $8,256 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program and $13,750 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan.

2013 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Michael J. Blodnick	---	---	$ 279,682	$ 419,523	---	$ 233,069	$ 349,603	---	---
Ron J. Copher	---	---	120,704	181,056	---	90,528	135,792	---	---
Don J. Chery	---	---	109,093	163,639	---	81,820	122,729	---	---
____________________

(1)
These amounts represent ranges of the possible performance-based cash bonuses that could have been paid in 2014 based on 2013 results pursuant to the short-term incentive plan. The actual bonuses paid are displayed under Non-Equity Incentive Plan Compensation within the Summary Compensation Table. The incentive target level is determined as the aggregate dollar amount derived from the Named Executive Officers’ target bonuses expressed as a percent of annual salary. This target percentage is currently 60% for Mr. Blodnick and 40% for each of Messrs. Copher and Chery. The maximum incentive is 90% for Mr. Blodnick and 60% for each of Messrs. Copher and Chery. The short-term incentive plan is further described in the section entitled “Compensation Discussion & Analysis - Annual Incentive Bonus.”

(2)
These amounts were the possible equity payouts in 2014 for performance in 2013 pursuant to grants of restricted stock under the short-term incentive plan. The actual amounts awarded are not included in the Summary Compensation Table because they were granted by the Company in 2014.

2013 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
		(1)	(2)
Michael J. Blodnick	7,500	$167,175	13,771	$230,802
Ron J. Copher	4,000	87,520	5,812	97,409
Don J. Chery	4,000	81,040	5,434	91,074
____________________

(1)
The value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options (closing price of the options on the date of the grant). The amounts have been adjusted to reflect applicable stock splits and stock dividends.

(2)
The restricted stock awards vest over a period of three years following the grant date of February 15, 2013. The grant date fair market value is based on the per-share price of Glacier’s common stock at the close of business on February 15, 2013 ($16.76).

2013 Outstanding Equity Awards at Fiscal Year-End (1)

Option Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Michael J. Blodnick	--	--	$--	--
Ron J. Copher	--	--	--	--
Don J. Chery	--	--	--	--
____________________

(1)	As of December 31, 2013, there were no outstanding equity awards.

Employee Stock Plans

At the 2005 annual meeting, shareholders of Glacier approved the 2005 Stock Incentive Plan (“2005 Plan”). The 2005 Plan provides for awards of stock-based incentive compensation to eligible employees, consultants, and directors of the Company or its affiliates. Shares of Glacier common stock are issuable under the 2005 Plan in the form of stock options; share appreciation rights; restricted shares, restricted share units, and unrestricted shares; deferred share units; and performance awards.

The 2005 Plan is effective for ten years and limits the grant of shares to any one eligible individual to a maximum of 562,500 shares during the term of the 2005 Plan, as well as limiting the number of shares that may be granted in a form other than stock options and stock appreciation rights.  The aggregate number of shares available for issuance under the 2005 Plan is 4,116,931. All share amounts have been adjusted for applicable stock splits and stock dividends.

Post-Employment and Termination Benefits

2013 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
	(1)	(2)
Michael J. Blodnick	$0	$41,275	$931,662
Ron J. Copher	0	0	0
Don J. Chery	0	0	0
____________________

(1)
Amounts deferred pursuant to the Deferred Compensation Plan, which are reported as compensation to each of the Named Executive Officers. The material terms of the Deferred Compensation Plan are described below.

(2)	Earnings on amounts deferred under the Deferred Compensation Plan are credited at one-half of the Company’s current year return on average equity, or 5.00% in 2013.

Deferred Compensation Plan.

Directors and Key Employees. Since December 1995, Glacier has maintained a non-qualified and non-funded deferred compensation plan (the “Deferred Plan”) for directors and key employees. The Deferred Plan permits eligible directors and officers of the Company to defer certain income that would otherwise be taxable as earned and paid in the ordinary course. The Deferred Plan was amended in 2005 and 2008 principally in response to the enactment of Section 409A of Internal Revenue Code of 1986 and permits participants to elect cash-out distributions and to make new distribution elections on terms that conform with the restrictions set forth in Section 409A.

As amended and restated, the Plan permits a designated officer or key employee to annually defer up to 50% of his or her salary, as well as up to 100% of any cash bonuses. A non-employee director may elect to have any portion of his or her director’s fees deferred into an account. The restated Deferred Plan also provides that the post-2004 rate of return on deferred compensation accounts will equal 50% of the Company’s return on average equity (whether positive or negative) as of December 31 for such year. This change is expected to limit the Company’s future compensation expense while retaining the Deferred Plan’s performance-based nature.

Non-Employee Service Providers. During 2012, Glacier established the Nonemployee Service Provider Deferred Compensation Plan (the “NES Deferred Plan”). The NES Deferred Plan is a nonqualified deferred compensation plan that is unfunded and is maintained primarily for the purpose of providing deferred compensation for certain non-employee service providers of the Company and its affiliates. The NES Deferred Plan was established to allow such directors to continue to contribute to a deferred compensation plan following the consolidation of Glacier’s bank subsidiaries in 2012.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
	(1)	(2)	(3)
Michael J. Blodnick	SERP	N/A	$782,722	$0
Ron J. Copher	SERP	N/A	21,754	0
Don J. Chery	SERP	N/A	6,767	0
____________________

(1)	The terms of the SERP are described below.

(2)	There are no minimum service requirements under the SERP.

(3)
Based on the amounts accrued through fiscal year 2013, in the event the executive were to leave employment, each of the Named Executive Officers could receive a SERP payment in the amounts stated in the table, payable in five annual installments in the case of Mr. Blodnick and in a lump-sum payment for each of Messrs. Copher and Chery.

Supplemental Executive Retirement Plan. In December 1995, the Board adopted a nonqualified and nonfunded SERP for senior executive officers and entered into separate SERPs with the executives. The SERP is intended to supplement payments due to participants upon retirement under the Company’s other qualified plans. In general, the SERP provides that Glacier will credit each participating executive’s account, on an annual basis, an amount equal to employer contributions that would have otherwise been allocated to the executive’s account under the tax-qualified plans were it not for limitations imposed by the Internal Revenue Service or participation in the Deferred Plan. Payments under the SERP are paid in a lump sum (with respect to Messrs. Copher and Chery) or in five annual installments (with respect to Mr. Blodnick). Amounts credited to the executive’s account shall be paid to him on, or beginning on, the first day of the first month immediately following the month upon a payment trigger event, which include: (i) separation from service, (ii) attainment of age 65, (iii) any of the first five anniversary dates following his separation from service, or (iv) any of the first five anniversary dates following his attainment of age 65. In the event of a change in control, the amounts in the individual SERP accounts will be deposited into a trust, and the Company will continue to be obligated to provide for the benefits under the SERP. In the event the executive is terminated for Cause (as defined in the SERP Agreement), no benefits will be payable to the executive under the SERP, and all obligations of the Company with respect to the executive’s SERP cease.

In 2005, the SERP was amended to principally mirror those changes described above for the Company’s Deferred Plan, namely permitting participants to make cash-out elections and new distribution elections, and providing that, for years after 2004, the account balance for each participant will be credited with a rate of return that is equal to 50% of the Company’s return on average equity.

Employment Arrangements

Below are summaries of certain agreements between executive officers listed in the compensation table and the Company or Glacier Bank. These summaries are qualified in their entirety by the individual agreements which are filed as exhibits to our Form 10-K for the year ended December 31, 2013.

Michael J. Blodnick Employment Agreement.

During calendar year 2013, Mr. Blodnick’s employment was governed by an employment agreement that became effective January 1, 2013. The agreement terminated December 31, 2013, and a new agreement was entered into effective January 1, 2014. Mr. Blodnick’s agreement provides that his annual salary for 2014 is $548,245. Subsequent increases are subject to the Board’s annual review of Mr. Blodnick’s compensation and performance. Incentive compensation is to be determined by the Board, as recommended by the Compensation Committee, and any bonus will be payable not later than February 28 of the year following the year in which the bonus is earned. If Mr. Blodnick’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or by Mr. Blodnick for Good Reason (as defined in the Employment Agreement) during the term of the agreement, Mr. Blodnick will receive a payment having a present value equal to the compensation and other benefits to which he would have been entitled for the remainder of the term if his employment had not terminated. All such payments must be completed not later than March 15 of the calendar year following the year in which employment was terminated. Mr. Blodnick is prohibited from competing with the Company or its subsidiaries during the term of the agreement and for a three-year period following his termination of employment.

If Mr. Blodnick’s employment is terminated by the Company or its successor without cause following the announcement of a Change in Control (as defined in the Employment Agreement) that subsequently occurs, or within three years following a Change in Control, Mr. Blodnick will be entitled to receive an amount equal to 2.99 times his then-current annual salary, payable in 36 substantially equal monthly installments, plus continued employment benefits for 2.99 years following the occurrence of the Change in Control or termination, as the case may be. This amount (2.99 times annual salary plus continuation of benefits) would also be payable if Mr. Blodnick terminates his employment for Good Reason within three years of a Change in Control. The agreement provides that the payments to be received by Mr. Blodnick will be limited to less than the amount that would cause them to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. In addition, the payments and benefits to be received by Mr. Blodnick will be reduced by any compensation that he receives from the Company or its successor following a Change in Control and/or after his termination of employment.

The table below shows the maximum amounts that could be paid to Mr. Blodnick under his Employment Agreement and SERP. In the event of death or disability, Mr. Blodnick, or his estate, if applicable, would be paid any amounts earned through the termination date. The following information is based on (i) Mr. Blodnick’s compensation at December 31, 2013; and (ii) assumes the triggering event occurred on December 31, 2013.

	Chief Executive Officer (1)
	Termination without cause or by Executive with good reason	Termination without cause or Termination by Executive with good reason due to a Change in Control (2)
Base salary	$466,137	$1,393,750
Healthcare and other benefits	5,516	16,493
Benefits payable under SERP (3)	782,722	782,722
Fair market value of accelerated equity vesting	--	--
Perquisites	--	--
Total	$1,254,375	$2,192,965

____________________

(1)	In the event of death or disability, Mr. Blodnick or his estate, if applicable, would be paid any amounts earned through the termination date.

(2)
Represents payments to Mr. Blodnick in the event of termination for the following reasons: (i) without Cause within three years of a Change in Control, (ii) without Cause before a Change in Control and within six months of termination a change in control occurs, or (iii) executive terminates his employment with Good Reason within three years of a Change in Control. In the event any severance payments would otherwise constitute a parachute payment, such payments will be reduced to the extent necessary to ensure that they are less than the amount that would cause them to be deemed an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.  The amount shown does not reflect any adjustment that would be made in this regard.

(3)	Amount is payable under the SERP (except for termination for Cause, as defined in the Employment Agreement).

Ron J. Copher Employment Agreement.

During calendar year 2013, Mr. Copher’s employment was governed by an employment agreement that became effective January 1, 2013. The agreement terminated December 31, 2013, and a new agreement was entered into effective January 1, 2014. Except as described below, the employment agreement for Mr. Copher is substantially the same as the agreement for Mr. Blodnick. Mr. Copher’s agreement provides that his annual salary for 2014 is $327,786. Mr. Copher is prohibited from competing with the Company or any of its subsidiaries during the term of his agreement and for a two-year period following termination of employment.

If Mr. Copher’s employment is terminated by the Company or its successor without Cause following the announcement of a Change in Control (as defined in the Employment Agreement) that subsequently occurs, or without Cause within two years following a Change in Control, Mr. Copher will be entitled to receive an amount equal to two times his then-current annual salary, payable in 24 substantially equal monthly installments, plus continued employment benefits for two years following the occurrence of the change in control or termination, as the case may be. This amount (two times annual salary plus continuation of benefits) would also be payable if Mr. Copher terminates his employment for Good Reason within two years following a change in control.

Don J. Chery Employment Agreement.

Except for salary, the employment agreement for Mr. Chery is identical to the agreement for Mr. Copher. Mr. Chery’s agreement provides that his annual salary for 2014 is $286,653.

The table below shows the maximum amounts that could be paid to Mr. Copher and Mr. Chery under their respective agreements. In the event of death or disability, Mr. Copher or Mr. Chery, or his respective estate, if applicable, would be paid any amounts earned through the termination date. The following information is based on (i) the executives’ compensation at December 31, 2013; and (ii) assumes the triggering event occurred on December 31, 2013.

	Chief Financial Officer (1)		Chief Administrative Officer (1)
	Termination without cause or by Executive with good reason	Termination without cause or Termination by Executive with good reason due to a Change in Control (2)	Termination without cause or by Executive with good reason	Termination without cause or Termination by Executive with good reason due to a Change in Control (2)
Base salary	$301,760	$603,521	$272,732	$545,464
Healthcare and other benefits	5,291	10,581	5,406	10,812
Benefits payable under SERP (3)	21,754	21,754	6,767	6,767
Fair market value of accelerated equity vesting	--	--	--	--
Perquisites	--	--	--	--
Total	$328,805	$635,856	$284,905	$563,042
____________________

(1)	In the event of death or disability, executive or his estate, if applicable, would be paid any amounts earned through the termination date.

(2)
Represents payments to the executive in the event of termination for the following reasons: (i) without cause within two years of a change in control, (ii) without cause before a change in control and within six months of termination a change in control occurs, or (iii) executive terminates his employment with Good Reason within two years of a Change in Control. In the event any severance payments would otherwise constitute a parachute payment, such payments will be reduced to the extent necessary to ensure that they are less than the amount that would cause them to be deemed an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.  The amount shown does not reflect any adjustment that would be made in this regard.

(3)	Amounts are payable under the respective SERPs (except for termination for Cause, as defined in the executive’s Employment Agreement).

MANAGEMENT

Executive Officers who are not Directors

The following table sets forth information with respect to executive officers during 2013 who are not directors or nominees for director of Glacier, including employment history for the last five years. All executive officers are appointed annually and serve at the discretion of the Board.

Name	Age	Position	Has Served as an Officer of the Company since
Don J. Chery	51	EVP and CAO of the Company and Glacier Bank(1)	1989
Ron J. Copher	56	EVP and CFO, Treasurer and Assistant Secretary(2)	2006
____________________

(1)	Mr. Chery was appointed to his present positions effective August 27, 2007. Prior to that date, Mr. Chery had served for seven years as President of Big Sky Western Bank.

(2)
Mr. Copher was appointed as EVP effective April 27, 2011 and CFO, Treasurer and Assistant Secretary effective March 31, 2007. He served as Senior Vice President from December 18, 2006 until March 31, 2007. Prior to joining Glacier, Mr. Copher served as CFO of Oak Hill Financial, Inc., a financial holding company based in Jackson, Ohio.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of February 28, 2014, the amount of Glacier common stock beneficially owned by (a) each director of the Company, (b) the executive officers named in the Summary Compensation Table above, and (c) all of Glacier’s directors and executive officers as a group. Beneficial ownership is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. In general, beneficial ownership includes (i) securities over which a director or executive officer is deemed to have voting or investment control, either directly or indirectly, and (ii) stock options or other rights that are exercisable currently or become exercisable within 60 days of the date upon which the beneficial ownership was determined. Except as noted below, each holder has sole voting and investment control for all shares beneficially owned.

Name	Position	Amount and Nature of Beneficial Ownership of Common Stock as of February 28, 2014(1)
Michael J. Blodnick	Director, President and CEO	441,257 (2)	0.593%
Don J. Chery	EVP and CAO	39,259 (3)	0.053%
Sherry L. Cladouhos	Director	11,131 (4)	0.015%
Ron J. Copher	EVP and CFO, Treasurer and Assistant Secretary	39,177 (5)	0.053%
James M. English	Director	37,835 (6)	0.051%
Allen J. Fetscher	Director	199,594 (7)	0.268%
Annie M. Goodwin	Director	6,724 (8)	0.009%
Dallas I. Herron	Director, Chairman of Glacier and Glacier Bank	44,067 (9)	0.059%
Craig A. Langel	Director	69,409 (10)	0.093%
L. Peter Larson	Director	884,097 (11)	1.187%
Douglas J. McBride	Director	12,323 (12)	0.017%
John W. Murdoch	Director	27,997 (13)	0.038%
Everit A. Sliter	Director	351,722 (14)	0.472%
Executive officers and directors as a group (13 individuals)		2,164,592	2.907%
____________________

(1)
The number and percentages shown are based on the number of shares of Glacier common stock deemed beneficially owned under applicable regulations and have been adjusted for stock splits and stock dividends.

(2)
Includes 276,808 shares held jointly with Mr. Blodnick’s spouse; 92,647 shares owned by Mr. Blodnick’s spouse; 26,802 shares held in a 401(k) account for the benefit of Mr. Blodnick’s spouse; 4,122 shares owned by Mr. Blodnick’s children; and 40,878 shares held for Mr. Blodnick’s account in the Company’s Profit Sharing / 401(k) Plan.

(3)	All shares are held jointly with Mr. Chery’s spouse.

(4)	Includes 7,936 shares held jointly with Ms. Cladouhos’ spouse.

(5)	Includes 17,631 shares held for Mr. Copher’s account in the Company’s Profit Sharing / 401(k) Plan.

(6)	Includes 13,905 shares held in an IRA for the benefit of Mr. English and 23,930 shares owned jointly with Mr. English’s spouse of which 18,873 shares are pledged or held in a margin account.

(7)
Includes 47,225 shares held by Mr. Fetscher of which 42,530 shares are pledged or held in a margin account; 70,000 shares owned by Mr. Fetscher’s spouse; 80,566 shares held by a family corporation of which Mr. Fetscher is a principal; and 1,803 shares held by Mr. Fetscher’s SEPP IRA.

(8)	Includes 4,200 shares held in an IRA for the benefit of Ms. Goodwin.

(9)
Includes 12,000 shares held jointly with Mr. Herron’s spouse; 1,517 shares owned by Mr. Herron’s spouse; 1,756 shares held in an IRA account for the benefit of Mr. Herron; and 1,893 shares held in an IRA account for the benefit of Mr. Herron’s spouse.

(10)	33,358 of Mr. Langel’s shares are pledged or held in a margin account.

(11)	Includes 1,897 shares owned by Mr. Larson’s spouse’s IRA; 834 shares held by Mr. Larson’s IRA; and 881,366 shares held in a living trust.

(12)	Includes 128 shares held as trustee for Dr. McBride’s children.

(13)
Includes 27,497 shares held in the John W. Murdoch Revocable Trust dated April 13, 2011 for which Mr. Murdoch has voting and dispositive power and 500 shares held by a trust for the benefit of Mr. Murdoch’s spouse.

(14)
Includes 1,661 shares held jointly with Mr. Sliter’s spouse; 99,728 shares owned by Mr. Sliter’s spouse; 7,317 shares owned by Mr. Sliter’s spouse’s IRA; 165,239 shares held by Mr. Sliter’s IRA; 26,902 shares held by Mr. Sliter’s SEPP IRA; 7,916 shares held by Mr. Sliter’s SRA; 3,444 shares held in a family partnership; and 9,200 shares held in a charitable remainder trust.

Beneficial Owners

The following table includes information as of December 31, 2013 concerning the only persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”), who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding common stock of the Company on the Record Date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
BlackRock Inc. (2) 40 East 52nd Street New York, NY 10022	6,763,213	9.10%
T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street Baltimore, MD 21202	6,482,736	8.70%
The Vanguard Group, Inc.(4) 100 Vanguard Blvd. Malvern, PA 19355	4,489,228	6.04%
____________________

(1)
Pursuant to rules promulgated by the SEC under the Exchange Act, a person or entity is considered to beneficially own shares of common stock if the person or entity has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares.

(2)
Based on the Schedule 13G/A filed on January 29, 2014 under the Exchange Act. The securities are beneficially owned by various individual and institutional investors for which BlackRock Inc. (“BlackRock”) serves as investment advisor with power to direct disposition and/or sole power to vote the securities. For purposes of the Exchange Act, BlackRock is deemed to be a beneficial owner of such securities; however, BlackRock expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)
Based on the Schedule 13G/A filed on February 11, 2014 under the Exchange Act. The securities are beneficially owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct disposition and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)
Based on the Schedule 13G/A filed on February 11, 2014 under the Exchange Act. The securities are beneficially owned by various individual and institutional investors for which The Vanguard Group, Inc. (“Vanguard”) serves as investment adviser with power to direct disposition and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Vanguard is deemed to be a beneficial owner of such securities; however, Vanguard expressly disclaims that it is, in fact, the beneficial owner of such securities.

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE
ON EXECUTIVE COMPENSATION

At the 2011 annual meeting, shareholders voted on an advisory (non-binding) basis on the frequency of shareholder voting on executive compensation. As recommended by the Board, our shareholders approved that an advisory (non-binding) vote on executive compensation should occur on an annual basis. Accordingly, we are providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay program through the following non-binding resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Glacier’s Named Executive Officers as described in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

We invite you to consider the details of our executive compensation provided under “Compensation Discussion and Analysis” in this Proxy Statement. That section provides you with information about the structure of our executive compensation program and the objectives that our compensation program is intended to achieve.

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee values the opinions that our shareholders express in their votes and will take into account the outcome of the vote when considering future executive compensation arrangements.

The proposal to approve the advisory (non-binding) vote on executive compensation requires the affirmative vote FOR by a majority of the shares present and voting on this matter.

The Board unanimously recommends a vote FOR approval of the compensation of Glacier’s Named Executive Officers as described in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion in this Proxy Statement.

AUDITORS

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees charged to Glacier by BKD, LLP for audit services rendered in connection with the audited consolidated financial statements and reports for the 2013 and 2012 fiscal years.

Fee Category	Fiscal 2013	% of Total	Fiscal 2012	% of Total
Audit Fees	$711,997	85.9%	$709,000	87.9%
Audit-Related Fees	117,225	14.1%	97,625	12.1%
Tax Fees	---	---	---	---
All Other Fees	---	---	---	---
Total Fees	$829,222	100.0%	$806,625	100.0%

Audit Fees. Consists of fees billed to Glacier for professional services rendered by BKD, LLP in connection with the audits of the Company’s financial statements, the effectiveness of internal controls over financial accounting, the reviews of financial statements included in Glacier’s Forms 10-Q and Form 10-K, and the services to Glacier in connection with statutory or regulatory filings or engagements.

Audit-Related Fees. Fees in both 2013 and 2012 include technical accounting research and consultation relating to acquisitions and implementation of new and revised accounting standards.

Tax Fees. There were no fees incurred for tax services for the fiscal years ended December 31, 2013 and 2012.

All Other Fees. There were no fees for services not included above for the fiscal years ended December 31, 2013 and 2012.

In considering the nature of the services provided by BKD, LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with BKD, LLP and Company management to determine that the services are permitted under the rules and regulations concerning auditor independence promulgated by (i) the SEC to implement the Sarbanes Act and (ii) the American Institute of Certified Public Accountants.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The services performed by BKD, LLP in 2013 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that BKD, LLP may perform. The policy requires that, prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by BKD, LLP in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Services provided by BKD, LLP during the following year that were included in the Service List were pre-approved following the policies and procedures of the Audit Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval, and services cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman of the Audit Committee must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service provides appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from BKD, LLP when time is of the essence.

The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

Report of Audit Committee

The Audit Committee of the board of directors makes the following report which, notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Board has determined that the current members of the Audit Committee meet the independence requirements as defined under the NASDAQ listing standards and that Craig A. Langel meets the “audit committee financial expert” qualifications, as defined by SEC rules.

Management has the primary responsibility for the financial statements and the reporting process of the Company, including the systems of internal controls. The Audit Committee is responsible for overseeing Glacier’s financial reporting processes on behalf of the Board.

The Audit Committee has met and held discussions with management and Glacier’s independent auditors. Management represented to the Audit Committee that Glacier’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Our independent auditors also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors that firm’s independence.

Based on the Audit Committee’s review of the audited consolidated financial statements and the various discussions with management and the independent auditors noted above, the Audit Committee recommended that the Board include the audited consolidated financial statements in Glacier’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “Annual Report”), filed with the SEC.

Audit Committee Members

◆ Craig A. Langel (Chairperson) ◆ Sherry L. Cladouhos ◆ James M. English ◆
◆ Annie M. Goodwin ◆ Dallas I. Herron ◆ L. Peter Larson ◆
◆ Douglas J. McBride ◆ John W. Murdoch

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

BKD, LLP currently serves as our independent registered public accounting firm and conducted the audit of our financial statements for the fiscal years ended December 31, 2013, 2012, 2011, and 2010. The Audit Committee has appointed BKD, LLP to serve as Glacier’s independent registered public accounting firm to conduct an audit of the financial statements for fiscal year 2014.

Appointment of Glacier’s independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, upon the recommendation of the Audit Committee, the Board has determined to submit the selection of auditors to our shareholders for ratification. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain BKD, LLP, and may retain BKD, LLP or another firm without re-submitting the matter to our shareholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Glacier’s and its shareholders’ best interest.

Representatives of BKD, LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

The Board unanimously recommends a vote FOR the ratification of the appointment of BKD, LLP to serve as Glacier’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to send reports of their ownership of our stock to the Securities and Exchange Commission. We believe that all Section 16(a) filing requirements that apply to our directors and executive officers were complied with for the fiscal year ended December 31, 2013 with the exception of Mr. Murdoch, a director of the Company, who inadvertently failed to file three Forms 4 for three separate transactions held by a living trust of which Mr. Murdoch is deemed to be the beneficial owner. A Form 5 reporting these transactions has subsequently been filed.

TRANSACTIONS WITH MANAGEMENT

Certain Transactions

Transactions between Glacier or its affiliates and related persons (including directors and executive officers of Glacier or their immediate family) must generally be approved by the Audit Committee (or a comparable committee of independent disinterested directors), in accordance with the Statement of Policy with Respect to Related Person Transactions adopted by the Board. Under the policy, a transaction between a “related person” will be consummated only if (i) the designated committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy and (ii) the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party.

During 2013, certain directors and executive officers (and their associates) of Glacier and Glacier Bank were customers of one or more of our bank divisions, and it is anticipated that such individuals will continue to be customers in the future. All transactions between Glacier Bank and its executive officers and directors (and their associates) were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lending bank, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

Accounting Fees Paid to Affiliate of Director
Everit A. Sliter, a director of Glacier, is a former partner in the public accounting firm of Jordahl & Sliter, and his son is a current partner of the firm. During recent years, including 2013, Jordahl & Sliter assisted Glacier in certain accounting matters, including preparation of tax returns, calculation of estimated tax payments and year-end tax provision. Jordahl & Sliter was not involved in the preparation or review of the Company’s financial statements. The Company paid Jordahl & Sliter $157,150 for accounting services rendered during 2013. The Audit Committee approved the retention of Jordahl & Sliter and the payment of such fees.

OTHER BUSINESS
The Board knows of no other matters to be brought before the shareholders at the Annual Meeting. If other matters are properly presented for a vote at the Annual Meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Shareholder Proposals

In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for next year’s annual meeting, the written proposal must be received by the Company no later than November 28, 2014 and should contain the information required under our Bylaws. Such proposals also need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the annual meeting. In addition, if we receive notice of a shareholder proposal after November 28, 2014, the persons named as proxies in such Proxy Statement and form of proxy will have discretionary authority to vote on such shareholder proposal.
Director Nominations

Glacier’s Bylaws provide for the nomination of director candidates by its shareholders. In order to recommend that the Nominating Committee consider a person for inclusion as a director nominee in the Company’s Proxy Statement for next year’s annual meeting, we must receive a recommendation no later than November 28, 2014. In addition, the notice of recommendation must meet all other requirements contained in our Bylaws. Such recommendation should be sent to the attention of the Secretary of the Company and should contain the following information: (a) the name and address of each proposed nominee and the number of shares of Glacier stock held by such nominee; (b) the principal occupation of each proposed nominee; (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made; (d) your name and address; (e) the number of shares of Company stock you own; and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the annual meeting may disregard your nomination if it does not contain the above information and otherwise does not meet the requirements set forth in our Bylaws.

Copy of Bylaw Provisions

You may contact Glacier’s Corporate Secretary for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

ANNUAL REPORT TO SHAREHOLDERS

Any shareholder may obtain without charge a copy of our Annual Report and/or Form 10-K filed with the SEC under the Securities Exchange Act of 1934 for the year ended December 31, 2013, including financial statements. Written requests for the Annual Report and/or Form 10-K should be addressed to LeeAnn Wardinsky, Corporate Secretary, 49 Commons Loop, Kalispell, Montana 59901. The Annual Report and Form 10-K are also available at www.glacierbancorp.com.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In some cases, only one copy of this Proxy Statement is being delivered to multiple shareholders who share an address (unless we have received contrary instructions from one or more of the shareholders). We will deliver promptly, upon written request, a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written request to Glacier’s Corporate Secretary at the address above. A shareholder may also request these materials by calling (406) 756-4200. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of either the Proxy Statement or the Annual Report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

March 24, 2014	BY ORDER OF THE BOARD OF DIRECTORS
LeeAnn Wardinsky, Secretary

GLACIER BANCORP, INC.
ATTN: LEE ANN WARDINSKY
49 COMMONS LOOP
KALISPELL, MT 59901

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Michael J. Blodnick
02 Sherry L. Cladouhos
03 James M. English
04 Allen J. Fetscher
05 Annie M. Goodwin
06 Dallas I. Herron
07 Craig A. Langel
08 Douglas J. McBride
09 John W. Murdoch

The Board of Directors recommends you vote FOR proposals 2 and 3:

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000190652_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K Wrap is/are available at www.proxyvote.com .

GLACIER BANCORP, INC.
Annual Meeting of Shareholders
April 30, 2014 9:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) L. Peter Larson and Everit A. Sliter, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GLACIER BANCORP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Mountain Time on April 30, 2014, at the The Hilton Garden Inn, 1840 Highway 93 South, Kalispell, MT 59901, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000190652_2 R1.0.0.51160